SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                    ULURU INC.

                              --------------------
                                (Name of Issuer)



                     Common Stock, $.001 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                    90403T100
                                  ------------
                                 (CUSIP Number)

                                  February 14, 2008
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)


                               Page 1 of 2 Pages

                                  SCHEDULE 13G

CUSIP No. 90403T100                                          Page 2 of 2 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    BRENCOURT ADVISORS, LLC      EIN # 13-4137530
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   |_|

                                                             (b)   |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                           8,494,736
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            8,494,736
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   8,494,736
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                           |_|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    13.62%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA
-------------------------------------------------------------------------------




CUSIP No. 90403T100                                          Page 2 of 2 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    William L. Collins      EIN # ###-##-####
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   |_|

                                                             (b)   |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                           359,062
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            359,062
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       0
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   359,062
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                           |_|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.57%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA
-------------------------------------------------------------------------------

Schedule 13G

Item 1(a).

Name of Issuer: uluru Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

4452 Beltway Drive
Addison, TX 75001


Item 2(a).   Name of Persons Filing:

Brencourt Advisors, LLC
William L. Collins


Item 2(b).   Address of Principal Business Office or, if None, Residence:

The principal office of Brencourt Advisors, LLC is:

600 Lexington Avenue
8th Floor
New York, NY 10022

The principal office of William L. Collins is:

c/o Brencourt Advisors, LLC
600 Lexington Avenue
8th Floor
New York, NY 10022

Item 2(c).   Citizenship:

Brencourt Advisors, LLC is a Delaware limited liability company

William L. Collins is a United States citizen

Item 2(d).   Title of Class of Securities:

Common Stock, $0.001 par value per share

Item 2(e).   CUSIP Number:

46072H108

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c)

            (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

            (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |X| Investment Adviser in accordance with ss.
                  240.13d-1(b)(1)(ii)(E)

            (f) |_| Employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F)

            (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

            (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.      Ownership.


            (a)   Amount beneficially owned:  8,494,736

            (b)   Percent of class: 13.62%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

			 8,494,736

                  (ii)  Shared power to vote or to direct the vote:

			0

                  (iii) Sole power to dispose or to direct the disposition of:
                         8,494,736

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0
Brencourt Advisors, LLC, a Delaware limited liability company, serves as investment manager to multiple Delaware limited partnerships, Bermuda corporations, and managed accounts (collectively, the "Funds"), and as such, has investment discretion with respect to the Funds.
William L. Collins serves as chief executive officer of Brencourt Advisors, LLC and has investment discretion with respect to securities held by the Funds.

Brencourt Advisors, LLC and Mr. Collins (other than the shares he owns individually) disclaim beneficial ownership of the securities included in this report and this report shall not be deemed an admission that either Brencourt Advisors, LLC or Mr. Collins is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.

--------------
(1) Percentages are based on 62,377,028 shares of Common Stock outstanding as of January 16, 2008 (as set forth on the Issuer's Form 10-Q, filed on November 13, 2007 with the Securities and Exchange Commission).

Item 5.    [ ] Ownership of Five Percent or Less of a Class.

Not Applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.      Identification and Classification of Members of the Group.

Not applicable.

Item 9.      Notice of Dissolution of Group.

Not applicable.

Item 10.     Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE
                                    ----------


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated as of February 14, 2008


                             Brencourt Advisors, LLC
                             By:  Michael Palmer
                                  Chief Financial Officer

                             By:   /s/  Michael Palmer
                                --------------------------------------

				   /s/  William L. Collins
				  --------------------------------------
					William L. Collins